ALR Technologies Partners with Singapore General Hospital to Conduct a Clinical Pilot

ALRT will demonstrate proof of its remote diabetes patient management concept in partnership with Singapore General Hospital

(February 11, 2020 -- RICHMOND, VA) ALR Technologies, Inc. ("ALRT") (OTCPINK: ALRT), the diabetes management company, has signed an agreement with Singapore General Hospital ("SGH") to jointly undertake a novel remote diabetes management pilot to prove the efficacy of the ALRT Diabetes Solution in insulin-treated diabetes patients. Singapore has the second-highest proportion of diabetics among developed nations according to the International Diabetes Federation.

SGH will recruit 25 type 2 diabetes ("T2D") patients who use premixed insulin and whose baseline A1C values are greater than 8% for the pilot called **G**lucos**E** **M**onitoring and **I**nterventio**N** in **I**nsulin-treated **T2D** patients **(GEMINI-T2D)**. The patients' blood glucose data will be analyzed during the 24-week treatment period using the ALRT Diabetes Solution remote patient management platform. The study will determine the usefulness and feasibility of using ALRT diabetes management technology in managing T2D patients treated with premixed insulin. The primary outcome measure will be A1C reduction. Secondary outcome measures will include patient adherence to blood glucose testing regimens and frequency of hypoglycemic episodes.

SGH, an academic medical centre of SingHealth Duke-NUS, has been ranked the third best hospital in the world by Newsweek (https://www.newsweek.com/best-hospitals-2019) after the Mayo Clinic and the Cleveland Clinic. The pilot will be conducted by its Department of Endocrinology at SGH and the SingHealth Duke-NUS Diabetes Centre.

The ALRT Diabetes Solution is an FDA-cleared, HIPAA-compliant, remote diabetes patient management system that leverages blood glucose data patterns to improve diabetes outcomes. The system includes patent pending Predictive A1C and FDA cleared insulin dose adjustment features to assist healthcare providers in managing diabetes patients who use insulin therapy.

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About ALR Technologies Inc.

ALR Technologies is a medical device company that developed the ALRT Diabetes Solution, a comprehensive approach to diabetes care that includes: an FDA-cleared and HIPAA compliant diabetes management system that collects data directly from blood glucose meters and continuous glucose monitoring devices; a patent pending Predicative A1C to track treatment success between lab reports; FDA-cleared Insulin Dosing Adjustment that suggests insulin dosing changes per evidence based guidelines to optimize drug therapy; and, performance tracking to ensure best practices are followed. Currently, the Company is focused on diabetes and will expand its services to cover other chronic diseases anchored on verifiable data. More information about ALR Technologies, Inc. can be found at www.alrt.com.

About Singapore General Hospital

Singapore General Hospital, a member of Singapore Health Services, is the public sector's flagship hospital. Established in 1821, SGH is Singapore's largest acute tertiary hospital with 1,700 beds and national referral centre offering a comprehensive range of 39 clinical specialties on its campus. Every year, about 1 million Singaporeans benefit from medical care delivered by its 800 specialists. As an academic healthcare institution and the bedrock of medical education, SGH plays a key role in nurturing doctors, nurses and allied health professionals, and is committed to innovative translational and clinical research in her continual strive to provide the best care and outcomes to her patients. www.sgh.com.sg

Contact: Ken Robulak: 727.736.3838 email: info@alrt.com